Filed Pursuant to Rule 424(b)(3)
under the Securities Act of 1933, as amended (File No. 333-136060)

PROSPECTUS SUPPLEMENT NO. 2

Prospectus Supplement No. 2 dated October 17, 2007
to Prospectus filed on March 13, 2007
and Registration Statement on Form SB-2 declared effective on February 13, 2007
(Registration No. 333-136060)

SOLAR THIN FILMS, INC.
26,224,500 SHARES OF
COMMON STOCK

This prospectus supplement, which supplements the prospectus we filed on March 13, 2007 as supplemented on October 10, 2007, will be used by selling security holders to resell the shares of common stock by the selling stockholders. You should read this prospectus supplement in conjunction with the related prospectus, which is to be delivered by selling security holders to prospective purchasers along with this prospectus supplement.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

You should read and rely only on the information contained in the prospectus supplements and the related prospectus, together with those documents incorporated by reference. Neither the Company nor any selling security holder has authorized any person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. The selling security holders are offering to sell, and are seeking offers to buy, the securities only in jurisdictions where offers and sales are permitted. Neither this prospectus supplement nor the related prospectus, as previously supplemented, constitutes an offer to sell, or a solicitation of an offer to buy, any securities by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. You should not assume that the information contained in this prospectus supplement or the related prospectus, as previously supplemented, is accurate as of any date other than the date on the front cover of the respective document.

The date of this supplement to the prospectus is October 17, 2007.

SUBSTITUTION OF SELLING STOCKHOLDER
The reference to Lilac Venture Master Fund, Limited and RAQ LLC in the selling stockholders table in the section of the Prospectus entitled “Selling Stockholders” beginning on page 13 of the Prospectus is deleted. The table below sets forth the names of the substituted selling stockholders as of October 17, 2007, its name and certain beneficial ownership information.

Name of Selling Stockholder	Total Shares Held Including Shares Issuable Upon Full Conversion and/or exercise(3)	Total Percentage of Outstanding Shares Assuming Full Conversion and/or exercise (3)	Shares of Common Stock Included in Prospectus (3)	Beneficial Ownership Before Offering (1)(2)	Percentage of Common Stock Before Offering (1)(2)	Beneficial Ownership After the Offering(4)	Percentage of Common Stock Owned After Offering(4)
GROUP A
Lilac Ventures Master Fund, Limited (4)	341,667	*	175,000	341,667	*	166,667	*
Rockmore Investment Master Fund Ltd. (5)	1,750,000	3.21%	1,750,000	1,750,000	3.21%	--	--
Otago Partners, LLC (6)	875,000	1.65%	875,000	875,000	1.65%	--	--

* Less than one percent.

(1) These columns represent the aggregate maximum number and percentage of shares that the selling stockholders can own at one time.

(2) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days. The percentage of shares owned by each selling stockholder is based on a total outstanding number of 52,983,601 as of October 17, 2007.

(3) Certain selling stockholders that participated in the September 2005, March 2006 and June 2006 financings have contractually agreed to restrict their ability to convert their convertible notes or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for the selling stockholders exceeds the number of shares of common stock that the selling stockholders could own beneficially at any given time through their ownership of the secured convertible notes and the warrants. In that regard, the beneficial ownership of the common stock by the selling stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(3) Shares being registered represent 175,000 shares of common stock. Bruce Bernstein has voting and investment control of the securities held by Lilac Ventures Master Fund, Limited. Mr. Berstein disclaims beneficial ownership of the shares held by Lilac Ventures Master Fund, Limited.

(4) Shares being registered represent (i) 500,000 shares issuable upon the exercise of the convertible notes initially issued in June 2006, (ii) 250,000 shares issuable upon the exercise of the Series A Common Stock Purchase Warrants, (iii) 250,000 shares issuable upon the exercise of the Series B Common Stock Purchase Warrants, (iv) 250,000 shares issuable upon the exercise of the Series C Common Stock Purchase Warrants, (v) 250,000 shares issuable upon the exercise of the Series D Common Stock Purchase Warrants, and (vi) 250,000 shares of common stock.

Rockmore Capital, LLC (“Rockmore Capital”) and Rockmore Partners, LLC (“Rockmore Partners”), each a limited liability company formed under the laws of the State of Delaware, serve as the investment manager and general partner, respectively, to Rockmore Investments (US) LP, a Delaware limited partnership, which invests all of its assets through Rockmore Investment Master Fund Ltd., an exempted company formed under the laws of Bermuda (“Rockmore Master Fund”). By reason of such relationships, Rockmore Capital and Rockmore Partners may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Rockmore Capital and Rockmore Partners disclaim beneficial ownership of such shares of our common stock. Rockmore Partners has delegated authority to Rockmore Capital regarding the portfolio management decisions with respect to the shares of common stock owned by Rockmore Master Fund and, as of October 2007. Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of the shares of common stock owned by Rockmore Master Fund. By reason of such authority, Messrs. Bernstein and Daly may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Messrs. Bernstein and Daly disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. No person or “group” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC’s Regulation 13D-G) controls Rockmore Master Fund.

(6) Shares being registered represent (i) 250,000 shares issuable upon the exercise of the convertible notes issued in June 2006, (ii) 125,000 shares issuable upon the exercise of the Series A Common Stock Purchase Warrants, (iii) 125,000 shares issuable upon the exercise of the Series B Common Stock Purchase Warrants, (iv) 125,000 shares issuable upon the exercise of the Series C Common Stock Purchase Warrants, (v) 125,000 shares issuable upon the exercise of the Series D Common Stock Purchase Warrants and (vi) 125,000 shares of common stock transferred by RAQ, LLC to Otago Partners LLC. Lindsay Rosenwald, MD has voting and investment control of the securities held by Otago Partners LLC.